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                                                                    Exhibit 99.2

                                                  The Brink's Company
[LOGO]                                            1801 Bayberry Court
                                                  P.O. Box 18100
                                                  Richmond, VA 23226-8100 USA
                                                  Tel. 804.289.9600
PRESS RELEASE                                     Fax  804.289.9758



Contact:                                          FOR IMMEDIATE RELEASE
Investor Relations
804.289.9709



                  THE BRINK'S COMPANY CLOSES SALE OF BAX GLOBAL
                                FOR $1.1 BILLION

       $1.0 Billion in Net Proceeds Expected to Be Used for VEBA Funding,
        Debt Reduction, Growth of Security Services and Share Repurchases


RICHMOND, Va. -- January 31, 2006 -- The Brink's Company (NYSE:BCO) today announced the sale of its BAX Global operating unit to Deutsche Bahn AG for $1.1 billion in cash. Net proceeds after the payment of taxes and transaction costs are expected to approximate $1.0 billion.

     The company retained ownership of its Air Transport International LLC (ATI) subsidiary pending receipt of required regulatory approval. In the interim, ATI operations are expected to have minimal impact on the company's financial position.

     Michael Dan, chairman, president and chief executive officer of The Brink's Company, said: "The divestiture of BAX Global is an important strategic milestone that enables us to focus exclusively on supporting the growth of our security-related businesses and building upon our core strengths, including the Brink's brand. Our preliminary strategy for the use of proceeds remains unchanged from our initial announcement of the agreement to sell BAX Global. Approximately $225 million will be used immediately to fund the VEBA, the financing vehicle for our legacy retiree medical costs. We will pay down up to $185 million in debt to reduce costs and provide capacity for growth. Pending consideration and approval by our board of directors, we are studying the return of between $400 million and $600 million to shareholders through share repurchases. I want to thank the employees of BAX Global one more time for their hard work and sacrifices in making BAX Global into the strong performer that it is today. I am certain that they will achieve even more as part of Deutsche Bahn's freight transportation and logistics team."

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About The Brink's Company

     The Brink's Company (NYSE: BCO) is a global leader in business and security services and operates two businesses: Brink's, Incorporated and Brink's Home Security. Brink's, Incorporated is the world's premier provider of secure transportation and cash management services and Brink's Home Security is one of the largest and most successful residential alarm companies in North America. For more information, please visit The Brink's Company website at www.brinkscompany.com, or call toll free 877-275-7488.

     This release contains both historical and forward-looking information. Words such as "anticipates," "estimates," "expects," "projects," "intends," "plans," "believes," "may," "should" and similar expressions may identify forward-looking information. Forward-looking information in the document includes, but is not limited to, statements regarding expected net after-tax proceeds for the sale of BAX Global and the anticipated uses of such proceeds, the anticipated receipt of regulatory approval relating to the sale of ATI and the impact of ATI's operation on the company's financial position, and possible share repurchases. The forward-looking information in this document is subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of The Brink's Company and its subsidiaries. These risks, uncertainties and contingencies include, but are not limited to, the company's tax position, finalization of estimated purchase price adjustments, positions taken by governmental authorities with respect to the sale of ATI and the responses of the company and the purchaser of ATI to such positions, decisions by the company's board of directors regarding use of proceeds, strategic initiatives at The Brink's Company, acquisition opportunities, the tax impact of various decisions regarding use of proceeds, the satisfaction or waiver of limitations on the use of proceeds contained in various of the company's financing arrangements, the demand for capital, market conditions, inflation, decisions regarding appropriate levels of debt, the demand for the services of the businesses of the Brink's Company, the cash and debt position of The Brink's Company, overall economic, political and business conditions, new government regulations and legislative initiatives. The information contained in this release is representative only as of the date of this release, and The Brink's Company undertakes no obligation to update any information contained in this release.